EXHIBIT 10.46

WATER PURCHASE CONTRACT

This Water Purchase Contract (“Agreement”) is entered into as of the 1st day of January, 2007, (the “Effective Date”) between SHELL FRONTIER OIL & GAS, INC., a Delaware corporation (hereinafter referred to as the “Purchaser”), and NATURAL SODA, INC., a Colorado corporation (hereinafter referred to as the ''Seller'').

Recitals:

Whereas, Seller is the lessee of four federal sodium leases (“Sodium Leases”) comprising approximately 8,224 acres in the Piceance Creek Basin and Yellow Creek Basin in Rio Blanco County, Colorado, and pertaining to the land areas described on the attached Exhibit A; and

Whereas, Seller is also the owner of the water rights described in Findings of Fact, Conclusions of Law, Judgment and Decree of the Water Court, entered by the District Court in and for Water Division No. 5 on August 13, 1991 in Case No. 88CW420, and recorded at the office of the Rio Blanco County Clerk and Recorder on August 16, 1991 as Reception No. 243688 (“88CW420 Decree”); and

Whereas, Purchaser is constructing a commercial office facility to be located at 600 Rio Blanco County Road 83, Meeker, Colorado, 81641 (the “Facility”) and constructing and operating other test and production facilities in the vicinity of the Facility; and

Whereas, the parties have agreed to terms and conditions for the Seller to sell water to the Purchaser and the parties desire to define and state the terms and conditions for the sale of water.

Therefore, for adequate consideration and the mutual agreements, benefits, and obligations provided for in this Agreement, Seller and Purchaser agree as follows:

1.
(Quantity) Subject to the terms and conditions specified in this Agreement, Seller agrees to sell to the Purchaser at the points of delivery specified in this Agreement, or any renewal or extension thereof, water in such quantity as may be required by the Purchaser determined in its sole discretion not to exceed One Hundred and Twenty (120) acre feet of water per year.

2.
(Quality) The water to be provided to the Purchaser shall be withdrawn from a well or wells constructed to withdraw water from the geologic formation commonly known as the “A Groove,” and the quality of the water shall be “as is” upon withdrawal from the geologic formation without any treatment by the Seller. Seller does not make any representation or warranty regarding the quality of the water delivered to the Purchaser.

3.
(Delivery) The water to be provided to the Purchaser shall be delivered at a location to be determined by the Seller on the Sodium Leases, at which location Seller shall be required to provide for the Purchaser a connection to existing facilities for either, or both, (1) filling water transport trucks, and (2) connecting to a pipeline to transport the water to the Facility. In the event the Purchaser intends to transport the water to the Facility by use of a pipeline, the Purchaser shall be solely and exclusively responsible for construction of the pipeline.

4.
(Metering Equipment) The Seller shall furnish, install, operate, and maintain at its own expense, the necessary metering equipment, including a meter house or pit, and required devices of standard type for properly measuring the quantity of water delivered to the Purchaser. Seller shall be responsible for calibrating such metering equipment whenever requested by the Purchaser but not more frequently than once every twelve (12) months. A meter registering not more than two percent (2%) above or below the test result shall be deemed to be accurate. The previous readings of any meter readings of any meter disclosed by test to be inaccurate shall be corrected in accordance with the percentage of inaccuracy found by such test. If any meter fails to register for any period, the amount of water furnished during such period shall be deemed to be the amount of water delivered in the corresponding period immediately prior to the failure, unless Seller and Purchaser shall agree upon a different amount. The metering equipment shall be read by the Seller as the water is delivered, and the Seller shall provide to the Purchaser the total volume of water delivered to the Purchaser during each month. An appropriate official of the Purchaser at all reasonable times shall have access to the meter for the purpose of verifying its readings.

5.
(Billing Procedure) Seller shall monthly submit to Purchaser an itemized statement of the amount of water furnished to the Purchaser, and the billing statement shall be submitted to the address provided by the Purchaser. Payment terms will be net 30 days from the date of the invoice.

6.
(Rate and Payment Date) Purchaser shall pay to Seller for water delivered to Purchaser from Seller during each month based on the number of gallons delivered to the Purchaser. The purchase price of the water shall initially be Two and One-Half Cents ($0.025) per gallon of water (“Base Rate”). In the event this Agreement is extended beyond the Initial Term of this Agreement, the Base Rate shall be adjusted as of the Effective Date of the extended term of this Agreement in accordance with the following formula:

AP = BR(LI/LB)

Where:	AP is the adjusted price per gallon of water
BR is the Base Rate of Two and One-Half Cents ($0.025) per gallon of water

LI is the Consumer Price Index for all urban consumers, all items, U.S. City Average as published for January of the year of adjustment. If the Consumer Price Index is changed, the LI shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics. Should the Consumer Price Index be discontinued, the Parties agree to substitute another index generally recognized to be authoritative.

LB is the base value of the above described index, which shall be the published value for January 2006.

In the event the Consumer Price Index for all urban consumers, all items, U.S. City Average (LI in the above formula) decreases, the adjusted purchase price for the water shall not be decreased and shall remain the same as previously determined.

7.
(Term of Agreement) This Agreement shall become effective on the Effective Date. Unless otherwise terminated pursuant to its terms, the Agreement will remain in effect through December 31, 2011 (the “Initial Term”). This Agreement will be extended automatically for successive periods of five (5) years after the Initial Term and each renewal term on the same terms and conditions, subject to adjustment of the water purchase rate pursuant to paragraph 6 herein. Purchaser may elect to terminate this Agreement (i) as of the last day of the Initial Term, upon sixty (60) days prior written notice to Seller and (ii) as to any renewal term, upon written notice to Seller to be received no later than sixty (60) days prior to the commencement of such renewal term. In addition, Purchaser may terminate this Agreement at any time by delivering to Seller no later than one hundred twenty (120) days prior to the intended termination date, a written notice of termination. Seller may terminate this Agreement (i) as of the last day of the Initial Term, and (ii) as to the last day of any renewal term, upon written notice to Purchaser to be received by Purchaser no later than one hundred twenty (120) days prior to the end of the Initial Term or any renewal term. In addition, in the event the Seller’s interest in the Sodium Leases is terminated or revoked, this Agreement shall terminate on the date of termination of Seller’s interest in the Sodium Leases.

8.
(Water Supply Failure) The parties acknowledge and agree that the well or wells used to deliver water pursuant to this Agreement will periodically need to be redrilled or reconstructed and may need to have the pump and other equipment replaced. In the event the well or wells are not operational for any reason, the Seller shall notify the Purchaser as soon as reasonably possible of the failure of the water supply and Seller shall exercise its best efforts to supply alternative water supplies to the Purchaser. Seller shall not be liable for any failure of the water supply due to failure of the well or wells or any associated structures.

9.
(Replacement of Water Well Depletions) The parties acknowledge and agree that the operation of the well, and any replacement well, will cause depletions to Piceance Creek and Yellow Creek, which are calculated pursuant to the terms of the 88CW420 Decree. The Seller shall be solely and exclusively responsible for replacement of all depletions to Piceance Creek and Yellow Creek associated with the operation of the well, and any replacement well, including, but not limited to depletions occurring to Piceance Creek and Yellow Creek associated with the operation of the well, and any replacement well, after termination of this Agreement. The Purchaser agrees that the Purchaser will not assert a call or request for water to be replaced to Yellow Creek pursuant to the terms of the 88CW420 Decree, including, but not limited to, the terms of Paragraph 56.c. of the 88CW420 Decree.

10.	(Event of Default) An “Event of Default” shall mean, with respect to a party (a “Defaulting Party”), the occurrence of any of the following:

10.1.	the failure to make, when due, any payment required pursuant to this Agreement;

10.2.	any representation or warranty made by such party herein is false or misleading in any material respect when made;

10.3.
the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default, and except for Seller’s obligation to deliver Water pursuant to paragraph 8 herein);

10.4.
such party files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due; or

10.5.
such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party.

10.6.
if an Event of Default occurs during the term of this Agreement, the party not in default (the “Non-Defaulting Party”), shall provide notice to the Defaulting Party, and the Defaulting Party shall have the opportunity to cure the Event of Default within thirty (30) days following the notice of the Event of Default. In the event the Defaulting Party does not cure the Event of Default within thirty (30) days following the notice of the Event of Default, the Non-Defaulting Party may, by giving written notice to the Defaulting Party, immediately terminate this Agreement (the “Early Termination Date”). If an Early Termination Date occurs and the Non-Defaulting Party is the Seller, the Purchaser shall pay to the Seller an amount equal to five times the payment made by the Purchaser for water delivered pursuant to this Agreement during the immediately preceding year. If an Early Termination Date occurs and the Non-Defaulting Party is the Purchaser, the Seller shall pay to the Purchaser an amount equal to five times the payment made by the Purchaser for water delivered pursuant to this Agreement during the immediately preceding year. The Defaulting Party shall make the payment within ten days after the expiration of the period for cure. The payments described in this paragraph shall be the sole and exclusive remedy for an Event of Default.

10.7  At the time for payment of any amount due under paragraph 10.6, and unless disputed in good faith, each party shall pay to the other party all additional amounts payable by it to the other party pursuant to this Agreement, but all such amounts shall be netted and aggregated with any payment made pursuant to paragraph 10.6 hereunder. Both parties hereby stipulate that the payment obligations set forth in paragraph 10 herein are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages and each party hereby waives the right to contest such payments as an unreasonable penalty. In the event either party fails to pay amounts in accordance with paragraph 10 herein when due, the aggrieved party shall have the right to exercise any remedy available at law or in equity to enforce payment of such amount plus interest.

11.
(No Consequential Damages) NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

12.
(Regulatory Agencies) This Agreement is subject to such rules, regulations, or laws as may be applicable to similar agreements in the State of Colorado and the United States of America (federal lands) and the Seller and Purchaser will collaborate in obtaining such permits, certificates, or the like, as may be required to comply therewith.

13.
(Exclusivity) Seller may enter into agreements with third parties for the purpose of granting or delivering water to any third parties, but such delivery of water shall be subordinate to the delivery of water to the Purchaser.

14.
(Right to Assign) Purchaser has the right at any time, without the consent of Seller, to assign this Agreement and the rights granted, in whole or in part, but only so long as the assignee is bound by and limited to the terms of this Agreement. Any assignment will not relieve Purchaser of its obligations under this Agreement unless Seller expressly consents to the assignment. Seller's consent will not be unreasonably withheld.

15.
(Warranty) Seller warrants title to the water to be sold to the Purchaser, and Seller further warrants that it has the full right and authority to enter into this Agreement and grant the rights set out in this Agreement, including, but not limited to, selling the annual maximum quantity of water as set forth herein to Purchaser for Purchaser’s uses set forth above. Seller further warrants that Seller is in compliance with and will continue to be in compliance with, during the term of this Agreement, all water right decrees relating to the water. The water delivered to the Purchaser pursuant to this Agreement is sold and delivered to the Purchaser on an “as is” basis and the Seller makes no representations or warranties regarding the quality of the water delivered to the Purchaser.

16.
(Notices) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been received on the date of service, if served personally or via facsimile on the person to whom notice is given, or on the third day after mailing, if mailed to the party to whom notice is to be given by certified, first class mail, postage prepaid, return receipt requested and properly addressed as follows:

Purchaser:	Shell Frontier Oil & Gas Inc.
Attention: B.D. Griffin, Onshore Land Manager
P.O. Box 576
Houston, TX 77001
Facsimile: 281-544-4006

Seller:	Plant Manager
Natural Soda, Inc.
3200 RBC Road 31
Rifle, Colorado 81650
Facsimile: 970-878-5866

With a copy to:	Bill Gunn, President
Natural Soda, Inc.
3200 RBC 31
Rifle, Co 81650
Facsimile: 970-878-5866

Any Party may change its address by giving notice in the manner provided hereunder.

17.	(Recording) A mutually agreeable redacted form of this Agreement may be recorded at the office of the Clerk and Recorder of Rio Blanco County, Colorado.

18.
(Miscellaneous) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. This Agreement shall bind and inure to the benefit of and be enforceable by Purchaser and Seller and their respective successors and assigns. If any provision of this Agreement shall be held to be illegal or unenforceable, the validity of the remaining portions of this Agreement shall not be affected. This Agreement may not be amended (nor may any of its terms be waived) except in a writing signed by both the Purchaser and Seller. This Agreement constitutes the entire agreement between Purchaser and Seller with respect to the subject matter hereof.

19. (Withdrawal of Statements of Opposition) The parties agree to the following with respect to pending water rights applications:

19.1
Purchaser has filed water rights applications in the following cases pending in the District Court for Water Division No. 5, State of Colorado: Case No. 03CW160 and Case No. 04CW110 (collectively, “Shell Cases”). Seller has filed statements of opposition in the Shell Cases. Within ten days after the effective date of this Agreement, Seller shall withdraw the statements of opposition that it filed in the Shell Cases. Purchaser hereby consents to the withdrawal of Seller’s statements of opposition.

19.2
Seller has filed water rights applications in the following cases pending in the District Court for Water Division No. 5, State of Colorado: Case No. 98CW315 and Case No. 05CW41 (collectively, “Natural Soda Cases”). Purchaser has filed statements of opposition in the Natural Soda Cases. Within ten days after the effective date of this Agreement, Purchaser shall withdraw the statements of opposition that it filed in the Natural Soda Cases. Seller hereby consents to the withdrawal of the Puchaser’s statements of opposition.

In witness whereof, the parties hereto have caused this Agreement to be duly executed in two counterparts, each of which shall constitute an original.

NATURAL SODA, INC.	SHELL FRONTIER OIL & GAS, INC.
By: /s/ Bill H. Gunn	By:/s/ B.D. Griffin
Name: Bill H. Gunn	Name: B.D. Griffin
Title: President	Title: Attorney-in-Fact

Exhibit A

Lease No. C-0118326

Township 1 South, Range 98 West, 6th P.M.
Section 13: Lots 9 to 24 inclusive (All)
Section 14: Lot 5, Lots 9 to 23 inclusive (All)
Section 15: Lots 1 to 13 inclusive
Section 21: NE1/4NE1/4, S1/2NE1/4, NE1/4SW1/4, SE1/4
Section 22: Lots 12, 13, and 14
Total area = 2,159.64 Acres

Lease No. C-0118327

Township 1 South, Range 98 West, 6th P.M.
Section 23: Lots 1 to 16 inclusive (All)
Section 24: Lots 1 to 16 inclusive (All)
Section 25: Lots 1 to 16 inclusive (All)
Section 26: Lots 1 to 16 inclusive (All)
Total area = 2,483.36 Acres

Lease No. C-0119986

Township 1 South, Range 98 West, 6th P.M.
Section 21: S1/2SW1/4
Section 27: Lots 1 to 16 inclusive (All)
Section 28: All
Section 29: SE1/4NE1/4, S1/2S1/2, NE1/4SE1/4
Section 33: All
Section 34: Lots 3 to 6 inclusive
Total area = 2,379.60 Acres

Lease No. C-37474(out of C-0119985)

Township 1 South, Range 98 West, 6th P.M.
Section 16: N1/2NE1/4, SW1/4NE1/4, W1/2, NW1/4SE1/4
Section 17: All
Section 20: NE1/4NE1/4
Section 21: NW1/4NW1/4
Total area = 1,200.00 Acres